UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2022

TERRASCEND CORP.

Commission File Number: 000-56363

Ontario, Canada	N/A
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

3610 Mavis Road
Mississauga, Ontario	L5C 1W2
(Address of principal executive offices)	(Zip Code)

(855) 837-7295

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2022, in connection with the previously disclosed acquisition (the “Gage Acquisition”) by TerrAscend Corp. (the “Company”) of all of the issued and outstanding securities of Gage Growth Corp. (“Gage”), the Company entered into to certain amendments (the “Amendments”) to the arrangement agreement, dated August 31, 2021, as amended on October 4, 2021, by and between the Company and Gage (the “Arrangement Agreement”), and the membership interest purchase agreement, dated August 31, 2021, as amended on November 9, 2021, by and between WDB Holdings MI, Inc. and 3 State Park, LLC, AEY Holdings, LLC, AEY Capital, LLC, AEY Thrive, LLC (the “Michigan Licensed Operators”) and the owner of the Michigan Licensed Operators (“Seller”), and for the limited purpose of certain provisions, Gage (the “MIPA”). Gage supports the Michigan Licensed Operators pursuant to certain service agreements. The Amendments were entered into to permit the Transaction to close based on the regulatory approvals that have been received and were expected to be received by the closing date. Until such time as the requisite approvals for the Company to ultimately acquire ownership of all of the Michigan Licensed Operators is received, the Company’s wholly-owned subsidiary will operate the Gage business through the existing service agreements with the Michigan Licensed Operators.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 10, 2022, the Company completed the Gage Acquisition. Under the terms of the Arrangement Agreement, Gage shareholders received 51,349,978 Company common shares and an additional 25,811,460 of Company common shares are reserved for issuance in connection with the exercise or exchange of former Gage convertible securities that will be settled with the Company’s common shares if and when exercised or exchanged. Total consideration was valued at approximately $386 million based on the closing price of the Company’s common shares on the Canadian Stock Exchange on March 9, 2022. The exchange ratio implied consideration of $1.50 per Gage share as of March 9, 2022.

Jason Wild, the Company’s Executive Chairman, a director and significant shareholder, was also a significant shareholder of Gage prior to the closing, and Richard Mavrinac, a director of the Company, was, prior to the closing of the Gage Acquisition, a director of Gage. Pursuant to the Gage Acquisition, Mr. Wild and his respective affiliates received 10,467,229 of the Company’s common shares in exchange for their Gage subordinate voting shares that were owned, held, controlled or directed, directly or indirectly, by Mr. Wild and his respective affiliates and 7,129,517 of the Company’s warrants in exchange for their Gage warrants that were owned, held, controlled or directed, directly or indirectly, by Mr. Wild and his respective affiliates. The value of the interests of funds controlled directly or indirectly by Mr. Wild in the transaction in respect of the common shares was $52.3 million, in addition to the Company warrants issued in replacement of Gage warrants, at the implied consideration of $1.50 per Gage warrant. Mr. Mavrinac received 40,213 of the Company’s common shares in exchange for his Gage subordinate voting shares that were owned, held, controlled or directed, directly or indirectly, by Mr. Mavrinac and also received 6,683 of the Company’s common shares in exchange for his Gage restricted stock units that were owned, held, controlled or directed, directly or indirectly by Mr. Mavrinac. The value of Mr. Mavrinac’s interest in the transaction was $0.2 million.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 of this Current Report on Form 8-K with respect to the nature and amount of consideration received by the Company under the Gage Acquisition is incorporated by reference into this Item 3.02.

On March 10, 2022, upon closing of the Gage Acquisition, the Company issued an aggregate of 51,349,978 of its common shares to Gage shareholders pursuant to the terms of the Arrangement Agreement.

No underwriters were involved in the Gage Acquisition. All of the common shares issued by the Company in connection with the Gage Acquisition were issued in reliance upon the exemption from registration available provided by Section 3(a)(10) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

(a)       Financial statements of business or funds acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K no later than 71 calendar days after the date on which this Form 8-K must be filed.

(b)       Pro forma financial information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Form 8-K no later than 71 calendar days after the date on which this Form 8-K must be filed.

(d)       Exhibits

The following exhibits are furnished with this report:

Exhibit No.	Description
10.1	Second Amendment to Membership Interest Purchase Agreement, dated March 8, 2022, by and between WDB Holdings MI, Inc. and 3 State Park, LLC, AEY Holdings, LLC, AEY Capital, LLC, AEY Thrive, LLC, Seller* and Gage Growth Corp.
10.2	Second Amendment to Arrangement Agreement, dated March 8, 2022, by and between TerrAscend Corp. and Gage Growth Corp.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain confidential information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2022	TerrAscend Corp.

	By:	/s/ Keith Stauffer
Keith Stauffer
Chief Financial Officer